NEWS RELEASE

CPS ANNOUNCES THIRD QUARTER 2013 EARNINGS

▪	Pretax income of $10.6 million
▪	Net income of $5.9 million, or $0.19 per diluted share
▪	New contract purchases of $207 million
▪	Total managed portfolio increases to $1.167 billion from $1.067 billion at June 30, 2013

IRVINE, California, October 17, 2013 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced earnings of $5.9 million, or $0.19 per diluted share, for its third quarter ended September 30, 2013.  This compares to net income of $2.7 million, or $0.11 per diluted share, in the third quarter of 2012.  Earnings for the first nine months of 2013 were $14.5 million, or $0.46 per diluted share, as compared to earnings of $4.6 million, or $0.19 per diluted share, for the same period in 2012. The 2012 periods do not include a tax expense.

Revenues for the third quarter of 2013 were $64.1 million, an increase of $16.1 million, or 34%, compared to $47.9 million for the third quarter of 2012.  Total operating expenses for the third quarter of 2013 were $53.5 million, an increase of $8.3 million, or 18%, compared to $45.2 million for the 2012 period.  Pretax income for the third quarter of 2013 was $10.6 million compared to pretax income of $2.7 million in the third quarter of 2012.

For the nine months ended September 30, 2013 total revenues were $189.1 million compared to $136.6 million for the nine months ended September 30, 2012, an increase of approximately $52.6 million, or 39%.  Total expenses for the nine months ended September 30, 2013 were $163.5 million, an increase of $31.5 million, or 24%, compared to $132.0 million for the nine months ended September 30, 2012.  Pretax income for the nine months ended September 30, 2013 was $25.6 million, compared to $4.6 million for the nine months ended September 30, 2012.

During the third quarter of 2013, CPS purchased $206.8 million of new contracts compared to $203.8 million during the second quarter of 2013 and $143.1 million during the third quarter of 2012.  The Company's managed receivables totaled $1.167 billion as of September 30, 2013, an increase from $1.067 billion as of June 30, 2013 and $844.9 million as of September 30, 2012, as follows ($ in millions):

Originating Entity	September 30, 2013	June 30, 2013	September 30, 2012
CPS	$1,141.1	$1,030.5	$748.8
Fireside Bank	21.7	31.1	80.3
TFC	-	-	0.4
As Third Party Servicer	4.1	5.8	15.4
Total	$1,166.9	$1,067.4	$844.9

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Annualized net charge-offs for the first nine months of 2013 were 4.21% of the average owned portfolio as compared to 3.47% for the 2012 period.  Delinquencies greater than 30 days (including repossession inventory) were 6.44% of the total owned portfolio as of September 30, 2013, as compared to 4.64% as of September 30, 2012.

As previously reported, during September CPS closed its third term securitization transaction of 2013 and the 10th transaction since April 2011. In the senior subordinate structure, a special purpose subsidiary sold five tranches of asset-backed notes totaling $205.0 million.  The notes are secured by automobile receivables purchased by CPS and have a weighted average effective coupon of approximately 3.08%. The transaction has initial credit enhancement consisting of a cash deposit equal to 1.00% of the original receivable pool balance.  The final enhancement level requires accelerated payment of principal on the notes to reach overcollateralization of 5.00% of the then-outstanding receivable pool balance.

"We’re pleased to report another strong quarter of financial results," said Charles E. Bradley, Jr., Chairman and Chief Executive Officer.  "With continued improvements in funding costs and operating expenses, our return on managed assets is expanding.  This combination of higher returns on an increasing asset base positions us well for future earnings growth.”

Conference Call

CPS announced that it will hold a conference call on Friday, October 18, 2013, at 1:00 p.m. ET to discuss its quarterly operating results.  Those wishing to participate by telephone may dial-in at 877 312-5502 or 253 237-1131 approximately 10 minutes prior to the scheduled time.

A replay of the conference call will be available between October 18, 2013 and October 25, 2013, beginning two hours after conclusion of the call, by dialing 855 859-2056 or 404 537-3406 for international participants, with conference identification number 86908030.  A broadcast of the conference call will also be available live and for 90 days after the call via the Company’s web site at www.consumerportfolio.com.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems, low incomes or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company's recorded revenue, expense and provision for credit losses, because these items are dependent on the Company’s estimates of incurred losses.  The accuracy of such estimates may be adversely affected by various factors, which include (in addition to risks relating to the economy generally) the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. All of such factors also may affect the Company’s future financial results, as to which there can be no assurance. Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to the provision for credit losses may affect future performance.

Investor Relations Contact

Robert E. Riedl, Chief Investment Officer
949 753-6800

Consumer Portfolio Services, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three months ended		Nine month ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenues:
Interest income	$60,462	$45,053	$167,426	$127,210
Servicing fees	700	502	2,484	1,897
Other income	2,904	2,365	8,284	7,481
Gain on cancellation of debt	--	--	10,947	--
	64,066	47,920	189,141	136,588

Expenses:
Employee costs	11,199	8,730	31,675	25,878
General and administrative	4,074	3,690	12,346	11,765
Interest	13,853	19,560	44,800	61,696
Provision for credit losses	20,220	9,465	52,739	22,012
Provision for contingent liabilities	--	--	9,650	--
Other expenses	4,161	3,747	12,298	10,657
	53,507	45,192	163,508	132,008
Income before income taxes	10,559	2,728	25,633	4,580
Income tax expense	4,686	--	11,150	--
Net income	$5,873	$2,728	$14,483	$4,580

Earnings per share:
Basic	$0.27	$0.14	$0.69	$0.24
Diluted	$0.19	$0.11	$0.46	$0.19

Number of shares used in computing earnings per share:
Basic	21,795	19,495	20,959	19,406
Diluted	31,217	25,695	31,550	24,026

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)
	September 30,	December 31,
	2013	2012
Assets:
Cash and cash equivalents	$24,128	$12,966
Restricted cash and equivalents	129,450	104,445
Total cash and cash equivalents	153,578	117,411

Finance receivables	1,081,282	764,343
Allowance for finance credit losses	(34,464)	(19,594)
Finance receivables, net	1,046,818	744,749

Finance receivables measured at fair value	21,217	59,668
Residual interest in securitizations	1,426	4,824
Deferred tax assets, net	66,166	75,640
Other assets	44,307	35,328
	$1,333,512	$1,037,620

Liabilities and Shareholders' Equity:
Accounts payable and accrued expenses	$33,817	$17,785
Warehouse lines of credit	26,959	21,731
Residual interest financing	20,000	13,773
Debt secured by receivables measured at fair value	16,888	57,107
Securitization trust debt	1,094,559	792,497
Senior secured debt, related party	38,963	50,135
Subordinated renewable notes	20,640	23,281
	1,251,826	976,309

Shareholders' equity	81,686	61,311
	$1,333,512	$1,037,620

Operating and Performance Data ($ in millions)

	At and for the		At and for the
	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012

Contracts purchased	$206.77	$143.11	$590.67	$400.91
Contracts securitized	203.32	154.70	574.22	437.90

Total managed portfolio	$1,166.87	$844.86	$1,166.87	$844.86
Average managed portfolio	1,134.57	831.30	1,037.73	803.27

Allowance for finance credit losses as % of fin. receivables	3.19%	2.47%

Aggregate allowance as % of fin. receivables (1)	4.21%	3.13%

Delinquencies
31+ Days	4.63%	3.33%
Repossession Inventory	1.81%	1.31%
Total Delinquencies and Repo. Inventory	6.44%	4.64%

Annualized net charge-offs as % of average owned portfolio	4.89%	3.35%	4.21%	3.47%

Recovery rates (2)	45.5%	47.2%	47.7%	48.2%

	For the				For the
	Three months ended				Nine months ended
	September 30,				September 30,
	2013		2012		2013		2012
	$(3)	%(4)	$(3)	%(4)	$(3)	%(4)	$(3)	%(4)
Interest income	$60.46	21.3%	$45.05	21.7%	$167.43	21.5%	$127.21	21.1%
Servicing fees and other income	3.60	1.3%	2.87	1.4%	10.77	1.4%	9.38	1.6%
Interest expense	(13.85)	-4.9%	(19.56)	-9.4%	(44.80)	-5.8%	(61.70)	-10.2%
Net interest margin	50.21	17.7%	28.36	13.6%	133.39	17.1%	74.89	12.4%
Provision for credit losses	(20.22)	-7.1%	(9.47)	-4.6%	(52.74)	-6.8%	(22.01)	-3.7%
Risk adjusted margin	29.99	10.6%	18.90	9.1%	80.66	10.4%	52.88	8.8%
Core operating expenses	(19.43)	-6.9%	(16.17)	-7.8%	(56.32)	-7.2%	(48.30)	-8.0%
Provision for contingent liabilities	--	0.0%	--	0.0%	(9.65)	-1.2%	--	0.0%
Gain on cancellation of debt	--	0.0%	--	0.0%	10.95	1.4%	--	0.0%
Pre-tax income	$10.56	3.7%	$2.73	1.3%	$25.63	3.3%	$4.58	0.8%

(1) Includes allowance for finance credit losses and allowance for repossession inventory.
(2) Wholesale auction liquidation amounts (net of expenses) for CPS portfolio as a percentage of the account balance at the time of sale.
(3) Numbers may not add due to rounding.
(4) Annualized percentage of the average managed portfolio. Percentages may not add due to rounding.